Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and among

Novo Integrated Sciences, Inc.

Novo Healthnet Limited

Acenzia Inc.

Ambour Holdings Inc.

Avec8 Holdings Inc.

Indrajit Sinha

Grant Bourdeau

and

Derrick Bourdeau

i

ii

Schedules and Exhibits

Company Disclosure Schedule

ACZ Disclosure Schedule

Schedule 1	Purchase Price Allocation
Schedule 2	Assumed Liabilities
Schedule 3	Inventory
Schedule 4	Immovables/Movables
Schedule 5	Books and Records
Schedule 6	Prepaid Expenses

Exhibit A	ACZ Ownership, NHL Exchangeable Preferred Share and NVOS Stock Allocation Ledger
Exhibit B	NHL Preferred Share Terms
Exhibit C	Management Agreements
Exhibit D	Non-Compete Agreements
Exhibit E	Non-U.S. Person Certifications
Exhibit F	Company Board of Directors Nomination Rights

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SHARE EXCHANGE AGREEMENT

Dated as of May 28, 2021

This Share Exchange Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Novo Integrated Sciences, Inc., a Nevada corporation (“Parent”), (ii) Novo Healthnet Limited, a limited company incorporated under the Laws (as defined below) of the Province of Ontario, Canada (“NHL” or the “Buyer”), (iii) Acenzia Inc., an Ontario Canada corporation (“ACZ”), (iv) Avec8 Holdings Inc., a Canadian Federal corporation (“Avec8”), Ambour Holdings Inc., an Ontario Canada corporation (“Ambour”), Indrajit Sinha a Canadian resident (“IS”), Grant Bourdeau, a Canadian resident (“GB”) and Derrick Bourdeau a Canadian resident (“DB”). Collectively, Avec8, Ambour, IS, GB and DB represent all shareholders of ACZ (the “ACZ Shareholders”).

Each of the Parent, NHL, ACZ and the ACZ Shareholders, may be referred to herein individually as a “Party” and collectively as the “Parties.” The Parent and NHL collectively may be referred to herein as the “Company”. The ACZ Shareholders and ACZ collectively may be referred to herein as the “ACZ Parties”.

RECITALS

WHEREAS, Parent is a public company, the common stock, $0.001 par value per share (the “Common Stock”), of which is registered under the Securities Act, which files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, NHL is a wholly-owned subsidiary of the Parent and is in the business of providing multi-disciplinary primary healthcare services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science; and

WHEREAS, ACZ is in the business of providing nutraceutical health solutions through advanced bio-science research and development, proprietary manufacturing, and personalized diagnostic therapeutics (the “ACZ Business”) at the following location (the “Location”):

1580 Rossi Drive

Oldcastle, Ontario, Canada N9G 0B8; and

WHEREAS, Ambour holds 625,000 Class C special shares in ACZ (the “Ambour Shares”); and

WHEREAS, Avec8 holds 773,000 Class D special shares in ACZ (the “Avec8 Shares”); and

WHEREAS, IS holds 100 Class 3 common shares, 3,000 Class 2 common shares and 7,438,258 Class A special shares in ACZ (the “IS Shares”); and

WHEREAS, GB holds 100 Class 1 common shares, 3,000 Class 2 common shares, 6,969,050 Class A special shares, 617,208 Class B special shares (the “GB Shares”); and

WHEREAS, Derrick Bourdeau holds 800 Class 2 common shares, 525,000 Class A special shares and 561,777 Class B special shares in ACZ (the “DB Shares and collectively with the Ambour Shares, the “Avec8 Shares”, the “IS Shares” and the “GB Shares”, the “ACZ Purchased Shares”); and

WHEREAS, the Parent, NHL, ACZ, and the ACZ Shareholders agree to enter into this definitive Share Exchange Agreement resulting in NHL owning all of the ACZ Purchased Shares, representing 100% of the issued and outstanding shares in ACZ and the ACZ Shareholders receiving NHL Exchangeable Preferred Shares in consideration for the Purchased Shares; and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants, agreements, representations, warranties and indemnities of the Parties herein contained and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

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Article I. DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Accounts Receivable” means all trade and other receivables of ACZ as of the Calculation Time determined on a gross basis in accordance with GAAP consistently applied.

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“ACZ Business” has the meaning set forth in the Recitals.

(d)	“ACZ Organizational Documents” has the meaning set forth in Section 3.01.

(e)	“ACZ Purchased Shares” has the meaning set forth in the Recitals.

(f)	“ACZ Shareholders” has the meaning set forth in the Recitals.

(g)	“Adjusted Purchased Price” has the meaning set forth in Section 2.02.

(h)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(i)	“Agreement” has the meaning set forth in the introductory paragraph hereof.

(j)	“Annual Financial Statements” means the unaudited balance sheet, statements of operations, change in equity and cash flows of ACZ through the fiscal year ended April 30, 2021.

(k)	“Assets” means all the assets, real and personal, tangible and intangible, of ACZ or the Company, as applicable.

(l)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local.

(m)	“Board Appointments” means the appointment of GB and IS to the board of directors of Parent on Closing.

(n)	“Board Nomination Rights” means the rights of GB and IS to be nominated by the board of directors of Parent as directors of Parent for each meeting of shareholders of Parent at which directors are being elected until the date that is two (2) years from the Closing Date.

(o)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada (in the case of the Company) or Ontario (in the case of the ACZ Parties) are closed for regular business.

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(p)	“Buyer” has the meaning set forth in the Preamble.

(q)	“CAD” means Canadian Dollars and refers to the lawful money of Canada.

(r)	“Calculation Time” means 11:59 p.m. EDT on the day immediately preceding the date of this Agreement.

(s)	“Cash and Securities” means: (i) cash, excluding restricted cash; (ii) money in bank accounts plus uncleared deposits less outstanding cheques; (iii) guaranteed income certificates, certificates of deposit, banker’s acceptances, and similar instruments issued by a Canadian financial institution; and (iv) marketable securities of the Corporation, determined in accordance with GAAP consistently applied, the whole determined as of the Calculation Time.

(t)	“Closing Balance Sheet” means the balance sheet of ACZ as at April 30, 2021 prepared by management.

(u)	“Closing Date” has the meaning set forth in Section 2.05.

(v)	“Closing Working Capital” means: (i) the Current Assets of ACZ; less (ii) the Current Liabilities of ACZ, determined as of the Calculation Time.

(w)	“Closing” has the meaning set out in Section 2.05.

(x)	“Consents” means the consents from the Long-Term Debtholders to the completion of the Transaction.

(y)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(z)	“Currency” delineation for this Agreement, unless delineated in CAD, all amounts expressed using the symbol “$” or “dollar” refer to the lawful money of the United States.

(aa)	“Current Assets” means Cash and Securities, Accounts Receivable, Inventories, prepaid expenses, and deposits of ACZ as at the Calculation Time, determined in accordance with GAAP consistently applied.

(bb)	“Current Liabilities” means, as of the Closing Time, trade and other payables, accrued Taxes and other accrued charges of ACZ, determined in accordance with GAAP consistently applied.

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(cc)	“Effective Date” means the date first written-above, May 28, 2021.

(dd)	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing.

(ee)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ff)	“Exchange Shares” has the meaning set forth in Section 2.03(a).

(gg)	“Exchange” has the meaning set forth in Section 2.03(d).

(hh)	“Fair Market Value” means the price, expressed in dollars, that a property would bring in an open and unrestricted market between a willing buyer and a willing seller who are both knowledgeable, informed, and prudent, and who are acting independently of each other.

(ii)	“Final Closing Balance Sheet” has the meaning set forth in Section 2.04(a)(iii).

(jj)	“Financial Statements” means Annual Financial Statements and the Interim Financial Statements.

(kk)	“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises, at the relevant time.

(ll)	“Governmental Authority” means any federal, state, provincial, local, municipal, domestic, foreign or multinational government, court, arbitrator, regulatory, administrative or other agency, commission or authority or other governmental entity, instrumentality, department, division, unity branch or authority.

(mm)	“Indemnified Party” means the Party or Person making a claim for indemnification as set forth in Article VIII.

(nn)	“Indemnifying Party” means the Party against whom a claim for indemnification is made as set forth in Article VIII.

(oo)	“Intellectual Property” means, collectively, all industrial and intellectual property rights and all rights associated therewith, throughout the world, including patents and patent applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items, copyrights, copyright registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary process and formulae, software source code and object code, testing code, build scripts, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, development journals or logs, programmers’ notes, memoranda and records, and all rights in databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, all rights to any Actions of any nature available to or being pursued by the Company or the ACZ Parties, as applicable, relating to the foregoing and all tangible embodiments of the foregoing.

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(pp)	“Inventories” means any product relating to the ACZ Business that is held for sale by ACZ and any materials, held by ACZ in connection with the sale of products whether or not located on ACZ’s premises, on consignment to a third party or in possession of sub-contractors, in transit or in storage at a value equal to Fair Market Value or manufacturing costs, whichever is greater.

(qq)	“Knowledge of ACZ” and similar phrases means the knowledge of the ACZ Parties after reasonable inquiry.

(rr)	“Knowledge of Company” and similar phrases means the knowledge of the directors and officers of the Company after reasonable inquiry.

(ss)	“Law” means any domestic or foreign, federal, state, provincial, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

(tt)	“Letter of Intent” (“LOI”) means the letter the Parties agreed to, dated December 18, 2020 as amended on March 1, 2021 and April 30, 2021, which generally recorded the terms and conditions of a definitive agreement between the Parties for Parent to directly, or indirectly, acquire 100% of ACZ.

(uu)	“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether due or to be become due, including those arising under any Legal Requirement and those arising under any Contract.

(vv)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(ww)	“LOI Effective Date” means December 18, 2020.

(xx)	“Long-Term Debt” means the long-term debt evidenced on the Closing Balance Sheet.

(yy)	“Long-Term Debtholders” means the lenders of the Long-Term Debt to ACZ.

(zz)	“Losses,” in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter.

(aaa)	“Management Agreement” means a management agreement as evidenced by the acknowledgement found at Exhibit C.

(bbb)	“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(ccc)	“Material Contract” means any contract, agreement, franchise, license agreement, debt instrument or other commitment to which any Party is a Party or by which it or any of its assets, products, technology, or properties are bound and which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least ten thousand dollars ($10,000).

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(ddd)	“NHL Exchangeable Preferred Shares” means non-voting NHL preferred shares, free and clear of all liens and encumbrances, which are issued solely for the purpose of the ACZ Shareholders to exchange for restricted shares of the Parent’s common stock based on the Purchase Price. The terms of the NHL Exchangeable Preferred Shares are appended hereto as Exhibit B. The Parent Shares will be issued, to the ACZ Shareholders, solely upon the ACZ Shareholders meeting terms and conditions for exchange of the NHL Exchangeable Preferred Shares. The total shares of Parent Common Stock allotted in favor of the ACZ Shareholders is calculated at a per share price of $3.91 as provided for in the terms and conditions of the Letter of Intent between the Parties.

(eee)	“Order” means any decree, order, judgment, writ, award, injunction, rule, or consent of or by an Authority.

(fff)	“Parent Shares” means the restricted shares of common stock of the publicly traded Parent, represented by the trading symbol “NASDAQ:NVOS” or any other exchange that the Parent may be listed on at the close of the transaction that are being allotted to the ACZ Shareholders for exchange of the NHL Exchangeable Preferred Shares, pursuant to this Agreement.

(ggg)	“Parent” has the meaning set forth in the Preamble.

(hhh)	“Permitted Encumbrances” means (i) Liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made; ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of value of the property; (iii) inchoate liens claimed or held by any government authority or a public utility in respect of the payment of taxes or utilities not yet due and payable; and (iv) the reservations in any original grants from governmental authorities of any real property or interest therein which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the ACZ Business or the business carried on by the Company, as applicable.

(iii)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(jjj)	“Post-Closing Adjustment” has the meaning set forth in Section 2.04(a)(iv).

(kkk)	“Purchase Price” has the meaning set forth in Section 2.02.

(lll)	“Related Party Loans” means the non-interest bearing substantiated demand loan owing by ACZ to ACZ Related Parties.

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(mmm)	“Related Party” means, (A) with respect to a particular individual: (i) the individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); (B) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv)any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and, for purposes of this definition, (a) “control” (including “controlling,” “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(nnn)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(ooo)	“Rule 144” means Rule 144 of the Securities Act.

(ppp)	“Securities Act” means the Securities Act of 1933, as amended.

(qqq)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(rrr)	“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(sss)	“Taxing Authority” means the Internal Revenue Service, the Canada Revenue Agency and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(ttt)	“Third Party Claim” has the meaning set forth in Section 8.03(a).

(uuu)	“Transaction Documents” means, collectively, (i) ACZ Ownership, NHL Exchangeable Preferred Share and NVOS Stock Allocation Ledger (Exhibit A), (ii) NHL Preferred Share Terms (Exhibit B); (iii) Management Agreements (Exhibit C); (iv) Non-Compete Agreements (Exhibit D); (v) Non-U.S. Person Certificate (Exhibit E); (viii) this Share Exchange Agreement, and (viii) any other agreements, instruments and documents required to be delivered at the Closing.

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(vvv)	“USD” means United States of America dollars and refers to the lawful money of the United States of America.

(www)	“Working Capital Adjustment” has the meaning set forth in Section 2.04(a)(ii).

(xxx)	“Working Capital Allowance” has the meaning set forth in Section 2.06.

(yyy)	“Working Capital” means Current Assets less Current Liabilities.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires, in this Agreement:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement,

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice- versa,

(c)	references herein to a specific Section, Recital, Schedule, or Exhibit shall refer, respectively, to Sections, Recitals, Schedules, or Exhibits of this Agreement,

(d)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”,

(e)	words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever,

(f)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(f) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement,

(g)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity,

(h)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented, or modified from time to time in accordance with the terms thereof,

(i)	with respect to the determination of any period of time the word “from” means “from and including” and the words “to” and “until” each means “to and including”,

(j)	references herein to any Law or any license mean such Law or license as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(k)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Section 1.03 Terms. Unless otherwise expressly provided, all accounting terms, determinations and computations used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP from time to time, consistently applied

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Article II. SHARE EXCHANGE

Section 2.01 Purchased Shares. On the terms and subject to the conditions of this Agreement, the ACZ Shareholders agree to sell, assign and transfer to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, and NHL agrees to purchase from the ACZ Shareholders, effective as of the Closing Date, all of the ACZ Purchased Shares in consideration for the Purchase Price.

Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable to the ACZ Shareholders, by NHL, for the ACZ Purchased Shares shall be $25,000,000 less the Long-Term Debt and subject to the Working Capital Adjustment and Working Capital Allowance advanced (the “Adjusted Purchase Price”). The Purchase Price shall be allocated as follows: (a) first, to the Related Party Loans; and (b) second, to the purchase of the ACZ Purchased Shares, provided that at least $1 of the Purchase Price shall be allocated to the purchase of the ACZ Purchased Shares.

Section 2.03 Satisfaction of Purchase Price. The Buyer shall pay the Purchase Price at Closing by:

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), NHL shall issue and deliver, in favor of the ACZ Shareholders to be apportioned between the ACZ Shareholders as set forth on Exhibit A, attached hereto; NHL Exchangeable Preferred Shares (the “Exchange Shares”), free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description, of which the Exchange Shares can only be utilized for the purpose of exchange for restricted shares of the Parent’s common stock (the “Parent Shares”) as provided for herein.

(b)	The Parent shall allot in favor of the Sellers, that number of Parent Shares equal to the Purchase Price divided by $3.91, free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description, of which Parent Shares will be issued, to the ACZ Shareholders, solely upon the ACZ Shareholders meeting terms and conditions for exchange of the NHL Exchangeable Preferred Shares.

(c)	Collectively, the ACZ Shareholders hold an aggregate of 100% of the issued and outstanding securities of ACZ. ACZ owns all of the assets necessary to carry on the ACZ Business.

(d)	The exchange as set forth in Section 2.03(a) through Section 2.03(c), is subject to the other terms and conditions herein, is referred to herein as the “Exchange.”

(e)	For certainty it is agreed that:

(i)	the Related Party Loans shall be purchased by the Buyer as at and from the Closing Date, notwithstanding the post-closing adjustment to the Purchase Price contemplated by this Section 2.03 and by Section 2.04; and

(ii)	the payment of the Purchase Price or portion thereof to the Related Party Loans as set forth in this Section 2.03 shall be the full and final satisfaction of the Related Party Loans and any amounts owing by ACZ thereunder, and no further amounts shall be payable by ACZ under the Related Party Loans and the holders of the Related Party Loans shall have no further claim against ACZ in connection therewith.

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Section 2.04 Purchase Price Adjustment.

(a)	Post-Closing Adjustments.

(i)	On or prior to the Closing Date, ACZ shall prepare and deliver to the Purchaser the Closing Balance Sheet which shall set forth its good faith estimate of the Assets and Liabilities of ACZ including Working Capital as at the Calculation Time (without giving effect to the transactions contemplated herein).

(ii)	If the Working Capital of ACZ at the Calculation Time is greater than $0, then the Purchase Price shall be increased by the amount of the Working Capital. If the Working Capital of ACZ at the Calculation Time is less than $0, then the Purchase Price shall be reduced by the amount of the working capital deficiency (the “Working Capital Adjustment”).

(iii)	Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the ACZ Shareholders, with the assistance of and information provided by the ACZ Shareholders, a statement setting forth its calculations of Closing Working Capital as of the Calculation Time, which statement shall contain an unaudited balance sheet of ACZ as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Final Closing Balance Sheet”) and a certificate of an officer of the Buyer that the Final Closing Balance Sheet was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Financial Statements as if such Final Closing Balance Sheet was being prepared and audited as of a financial year end. The costs and expenses with respect to the preparation, review, and submission of the Final Closing Balance Sheet shall be borne by ACZ.

(iv)	If the Closing Working Capital on the Final Closing Balance Sheet is less than the Working Capital Estimate, the ACZ Shareholders shall agree to surrender that number of Exchangeable Shares equal to the differential divided by $3.91. If the Closing Working Capital on the Final Closing Balance Sheet is greater than the Working Capital Estimate, the Buyer shall issue to the ACZ Shareholders that number of additional Exchangeable Shares and reserve for issuance that additional number of Parent Shares equal to the differential divided by $3.91 to be allocated as indicated by the ACZ Shareholders in writing. (in either case, the “Post-Closing Adjustment”).

(b)	Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. The closing of the Agreement (the “Closing”) shall occur upon the mutual agreement of the Parties that all closing conditions have been met, (the “Closing Date”). Prior to the Closing Date, the Parties shall have either been satisfied with or provided their waiver (by the Party for whose benefit the conditions exist) of the conditions to Closing, set forth in Article VI, at the offices of Novo Healthnet Limited, 119 Westcreek Drive, Suite 1, Woodbridge Ontario Canada L4L 9N6 at 4:00 p.m. EST, or at such other date, time or place as the Parties may agree. At the Closing:

(a)	NHL shall deliver the NHL Exchangeable Preferred Shares to the Sellers in accordance with Section 2.03; and

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(b)	The Parent, NHL, and the ACZ Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby; and

(c)	On the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement, including the conveyance of the Purchased and Controlled Assets shall take place at the offices of Buyer on the Closing Date.

Section 2.06 Working Capital Allowance. The Company shall create an allowance for working capital in the amount of Two Million Dollars CAD for the purposes of sustaining organic growth. The advance of any working capital amount is subject to the Company’s board approval and is solely based on the creation and submission of a use of proceeds and budget report, any amount advanced will be structured as a commercially reasonable loan and will reduce the total Purchase Price by the amount advanced, such reduction will result in the ACZ Shareholders surrendering that number of Exchangeable Shares equal to the advance divided by $3.91.

Section 2.07 Litigation Funding. The Company agrees that ACZ shall pay all costs incurred by the ACZ Shareholders in respect of their litigation, as plaintiff, against (i) Perley-Robertson, Hill & McDougall LLP, (ii) Element Nutrition, (iii) Genuine Health, (iv) SecondLife Global, (v) Neobourne Pharma LP, and (vi) 9416-6287 Quebec Inc. dba SLoOp (the “Shareholder Litigation”) up to a maximum as determined by the Company. On final judgment being rendered in the Shareholder Litigation, the ACZ Shareholders agree to refund to ACZ (i) the entire amount of such litigation costs incurred out of the proceeds from the Shareholder Litigation, (ii) interest at a rate of 8 percent per annum, and (iii) 25 percent of proceeds realized from the listed Shareholder litigation. If any Shareholder Litigation results in a cost recuperation defiency, the ACZ Shareholders are not liable for related litigation cost for each plaintiff case listed herein.

Section 2.08 Board of Directors. Concurrent with Closing, GB and IS shall be appointed as directors of the Parent and the Parent shall enter into an agreement with GB and IS in the form attached hereto as Exhibit F providing for the Board Nomination Rights.

Section 2.09 Tax Consequences. For U.S. federal income tax purposes, the Exchange is not intended to be a “reorganization” within the meaning of the Code and the Treasury Regulations. Each Party is responsible for their own taxable consequences as a result of the Exchange.

Section 2.10 Conveyance Taxes. The respective beneficiaries will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

Article III. REPRESENTATIONS, COVENANTS, AND WARRANTIES CONCERNING ACZ

Each of the ACZ Parties represents and warrants to the Company as follows, except as set forth in the ACZ Disclosure Schedule, attached hereto, referencing the applicable Section of this Article III to which such disclosure related, and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the ACZ Purchased Shares and the other transactions contemplated by this Agreement.

Section 3.01 Corporate Existence and Power of ACZ. ACZ is an Ontario corporation duly organized, validly existing, and in good standing under the Laws of the Province of Ontario, Canada, and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. ACZ has delivered to the Company complete and correct copies of the organizational documents of ACZ as of the Closing Date (the “ACZ Organizational Documents”). ACZ has full legal power and authority to carry on the ACZ Business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as set forth in the ACZ Disclosure Schedule, ACZ does not have any subsidiaries or direct or indirect interest (by way of stock ownership, partnership ownership, joint venture ownership, or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

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Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the ACZ Organizational Documents, or (ii) any applicable Law. ACZ has taken all actions required by Law, the ACZ Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. This Agreement has been duly executed and delivered by ACZ and upon its execution and delivery will constitute a valid and legally binding agreement in accordance with its terms.

Section 3.03 No Other Agreement to Purchase. No person or entity, other than the Company, has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the ACZ Shareholders of the ACZ Purchased Shares or any assets from ACZ necessary to carry on the ACZ Business other than pursuant to normal purchase orders for inventory accepted by the ACZ in the ordinary course of the ACZ Business.

Section 3.04 No Violation. Subject to obtaining the Consents, the execution and delivery of this Agreement and the Transaction Documents by ACZ and the consummation of the transactions herein and therein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the ACZ under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which the ACZ is a party or by which ACZ or its properties are bound; (ii) any provision of the constituting documents of ACZ; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over ACZ; (iv) any license, permit, approval, consent or authorization held by ACZ or necessary to the operation of the ACZ Business; (v) any applicable Legal Requirement; and (vi) the creation or imposition of any Encumbrance on the ACZ Purchased Shares or the Assets of ACZ.

Section 3.05 Valid Obligation. This Agreement and all agreements and other documents executed by ACZ in connection herewith constitute the valid and binding obligations of ACZ, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.06 ACZ Assets. The ACZ Assets are owned by ACZ as the sole legal and beneficial owner thereof, with a good and marketable title thereto, or ACZ has a valid leasehold interest in, or license of, or right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including the right to any commissions associated with the ACZ Business) which are shown on the Interim Balance Sheet, or which are used by ACZ to carry on the ACZ Business. No Related Party owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the ACZ Business. The ACZ Assets are sufficient to operate ACZ in the manner conducted on the Interim Balance Sheet Date.

Section 3.07 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any ACZ Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.08 Real Property. ACZ does not own any real property used in connection with the ACZ Business other than as disclosed in Section 3.08 of the ACZ Disclosure Schedule.

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Section 3.09 Intellectual Property.

(a)	Section 3.09 of the ACZ Disclosure Schedule sets forth a complete and correct list of all the (i) registrations, issuances, and pending applications for Intellectual Property that are owned by ACZ, including all patents, trademarks, copyrights, Internet domain names, and applications for any of the foregoing; (ii) software owned by ACZ; and (iii) material unregistered Intellectual Property that are owned by ACZ.

(b)	All maintenance fees for Intellectual Property that are owed by ACZ have been paid through the Closing Date, and there are no judgments, rulings, or agreements that affect the validity, enforceability, ownership, or scope of rights, with respect to any Intellectual Property owned by ACZ.

(c)	ACZ owns and possesses free and clear of all Encumbrances (except Permitted Encumbrances), all right, title, and interest in and to the Intellectual Property owned by ACZ as set forth in Section 3.09 of the ACZ Disclosure Schedule and owns and possesses free and clear of all Encumbrances (except Permitted Encumbrances), all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license agreement as set forth in Section 3.09 of the ACZ Disclosure Schedule, all Intellectual Property used in or necessary for the operation of Business as currently conducted (collectively, the “Owned IP Rights”).

(d)	Except for shrink-wrap licenses and other licenses for off-the-shelf software, Section 3.09 of the ACZ Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements or permissions used in the conduct of the ACZ Business as of the date hereof under which ACZ pays annual license fees in excess of $1,000 per year (“Licensed IP Rights”); and together with the Owned IP Rights, other than as set from on the ACZ Disclosure Schedule, attached hereto, (the “ACZ IP Rights”), true and complete copies of which have been delivered or made available to Buyer. Each of the Licensed IP Rights is in full force and effect, and, to the Knowledge of the ACZ Parties, there is no default or breach thereunder by any party thereto.

(e)	No written claim has been brought or made against ACZ, and, to the Knowledge of the ACZ Parties, no facts exist that would support a claim (i) alleging that the Assets of ACZ infringe on or misappropriates the Intellectual Property of another Person; (ii) challenging the ownership, right to use or validity of ACZ IP Rights; or (iii) opposing or attempting to cancel ACZ IP Rights.

(f)	ACZ has not made any claim, received any notice of, or has any knowledge of, any infringement, misappropriation, interference, or conflict, with respect to any of ACZ IP Rights by any third party.

(g)	ACZ maintains commercially reasonable policies and procedures regarding data security, privacy, data transfer and the use of data (including relating to the cross-border transfer of data) that ensure that the operation of the ACZ Business is in compliance with all applicable laws and any rules, regulations, standards, policies, manuals, and procedures of any applicable industry associations, including payment card associations. The operation of such business is and has been in material compliance with all such policies and procedures and with all contractual requirements pertaining to data privacy and data security.

(h)	As it relates to the ACZ Business, ACZ’s data, privacy and security practices conform to all of the Privacy Laws, Privacy Policies and ACZ Data Agreements. ACZ has at all times, as it relates to the ACZ Business: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for ACZ and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Privacy Policies, collectively, “Privacy Commitments”). None of the (execution, delivery and performance of this Agreement, (the delivery, by ACZ, to Buyer of any information relating to the ACZ Business customers and users of its databases will independently cause, constitutes or result in a breach or violation or any Privacy Laws or Privacy Commitments or any ACZ Data Agreements or standard terms of service entered into by customers of the Business.

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(i)	ACZ has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with Privacy Laws and Privacy Commitments that are designed to protect ACZ Data against accidental or unlawful use. To the Knowledge of the ACZ Parties, no security breach, security incident or violation of any data security policy in relation to ACZ Data has occurred or is threatened.

(j)	Section 3.09 of the ACZ Disclosure Schedule contains a complete list of notifications and registrations made by ACZ under applicable Privacy Laws with relevant Governmental Authorities in connection with ACZ’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and the consummation of the Transaction will not invalidate such notification or registration or require such notification or registration to be amended.

Section 3.10 Insurance. ACZ has the ACZ Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Section 3.10 of the ACZ Disclosure Schedule sets forth all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, and any pending claims thereunder) maintained by the ACZ Parties on the Purchased and Controlled Assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased and Controlled Assets. The ACZ Parties are not in default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The ACZ Parties have provided a true copy of each insurance policy referred to in Section 3.10 of the ACZ Disclosure Schedule to the Company.

Section 3.11 No Expropriation. No part of the ACZ Assets have been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor are the ACZ Parties aware of any intent or proposal to give any such notice or commence any such proceedings.

Section 3.12 Contracts. Section 3.12 of the ACZ Disclosure Schedule sets forth a true and complete list of each Contract to which ACZ is a party involving the payment of consideration in excess of Two Thousand Dollars ($2,000.00), not including the Leases but including Customer Contracts. There are no agreements or understandings between ACZ and any customer of any kind or nature, including, without limitation, agreements with respect to refunds, credits, allowances, discounts or free services or products. No consent of any party to any Contract is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except for the Consents. To the Knowledge of the ACZ Parties:

(a)	ACZ has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the ACZ Business to which it is a party or by which it is bound; and

(b)	all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing.

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Section 3.13 Compliance with Legal Requirements. Licenses. ACZ has complied with all Legal Requirements applicable to the ACZ Business. Section 3.13 of the ACZ Disclosure Schedule sets forth a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, and all applications therefor (the “Licenses”) held by or granted to ACZ, and there are no other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the ACZ Business or to own or lease any of the ACZ Assets. Each License is valid, subsisting and in good standing and ACZ is not in default or breach of any License and, to the Knowledge of the ACZ Parties, no proceeding is pending or threatened to revoke or limit any License. ACZ has provided a true and complete copy of each License and all amendments thereto to the Buyer.

Section 3.14 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval (“Governmental Approvals”) of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract to which ACZ is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement other than the Consents in respect of the Long-Term Debt.

Section 3.15 Financial Statements. The Annual Financial Statements and the Interim Financial Statements (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, subject to adjustment in the case of the Annual Financial Statements based on the financial information provided by ACZ, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of ACZ as at the respective dates of the Financial Statements and the sales, earnings and results of operations of ACZ for the respective periods covered by the Financial Statements. As at the date hereof, there has not been any adverse change to the financial position and condition of ACZ as compared to that shown on or reflected in the Financial Statements. ACZ has provided true and complete copies of the Financial Statements to the Buyer.

Section 3.16 Books and Records. The books and records of ACZ fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of ACZ as at the date hereof, and all financial transactions of ACZ have been accurately recorded in such books and records.

Section 3.17 Absence of Changes. Since the Interim Balance Sheet Date, the ACZ Business has been conducted only in the ordinary and normal course consistent with past practice and there has not been:

(a)	any Material Adverse Effect,

(b)	any damage, destruction or loss (whether or not covered by insurance) affecting the ACZ Business,

(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by ACZ, in connection with the ACZ Business, other than those incurred in the ordinary and normal course of the ACZ Business and consistent with past practice,

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(d)	any payment, discharge or satisfaction of any Encumbrance, liability, or obligation of ACZ (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice,

(e)	any labor trouble adversely affecting ACZ Business,

(f)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any ACZ Assets, other than sales of inventory to customers in the ordinary and normal course of the ACZ Business,

(g)	any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof in amounts exceeding Two Thousand Dollars ($2,000) in each instance or Ten Thousand Dollars ($10,000) in the aggregate,

(h)	any cancellation of any debts or claims or any amendment, termination, or waiver of any rights of value to ACZ Assets in amounts exceeding Two Thousand Dollars ($2,000) in each instance or Ten Thousand Dollars ($10,000) in the aggregate,

(i)	any sale, assignment, license or other transfer of any Intellectual Property, other than in the ordinary and normal course of business,

(j)	any general increase in the compensation of employees of ACZ (including, without limitation, any increase pursuant to any employee plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of Twenty Five Thousand Dollars ($25,000)) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of Forty Thousand Dollars ($40,000)), or the making of any loan to, or engagement in any transaction with, any employee, partner or representative of ACZ in relation to the ACZ Business,

(k)	any capital expenditures or commitments relating to the ACZ Business in excess of Five Thousand Dollars ($5,000) in each instance or Twenty Thousand Dollars ($20,000) in the aggregate,

(l)	any forward purchase commitments in excess of the requirements of the ACZ Business for normal operating inventories or at prices higher than the current market prices,

(m)	any forward sales commitments other than in the ordinary and normal course of the ACZ Business or any failure to satisfy any accepted order for goods or services,

(n)	any change in the accounting or tax practices followed by ACZ including any material Tax elections,

(o)	any change adopted by ACZ in its depreciation or amortization policies or rates,

(p)	any change in the credit terms offered to customers of, or by suppliers to, the ACZ Business,

(q)	any dividend declared, set aside or paid by ACZ or any other distribution by ACZ,

(r)	any delay or postponement of the payment of accounts payable outside the ordinary course of the ACZ Business; or

(s)	any charge of any fees to customers by electronic transfer in advance of their normal due dates.

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Section 3.18 Non-Arm’s Length Transactions. Since the Interim Balance Sheet Date, ACZ has not made any payment or loan to or borrowed any moneys from or is otherwise indebted to, any Related Party, except as disclosed on the Financial Statements and except for usual employee reimbursements and compensation paid in the normal ordinary course of the Business. Except for Contracts of employment, ACZ is not a party to any Contract, nor has it engaged in any transaction with any Related Party, except as contemplated by this Agreement. No Related Party:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than one per cent (1%) of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee, partner, or consultant of, any person which is, or is engaged in business as, a competitor of the ACZ Business or a lessor, lessee, supplier, distributor, sales agent or customer of the ACZ Business,

(b)	owns, directly or indirectly, in whole or in part, any property that the ACZ Business uses in the operations of the ACZ Business, or

(c)	has any cause of action or other claim whatsoever against or owes any amount to ACZ in connection with the ACZ Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee plans.

Section 3.19 Tax Matters. All federal, state, provincial, county, local and foreign taxes, including without limitation, income, gross receipts, excise, import, ad valorem, property, franchise, license, sales, use, payroll, severance and windfall profits taxes, including any penalty, addition to tax, interest, assessment or other charge imposed thereon (collectively, “Taxes”), due and payable by ACZ for any period ending prior to the Closing Date have been paid in ful1, except for those current taxes not yet due. There are no federal, state provincial, or local tax Encumbrances upon any of the ACZ Assets. All Tax Returns required to be filed by or with respect to ACZ prior to the Closing Date have been filed and all Taxes due as shown thereon have been paid. All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or incurred in such Tax Returns by applicable Legal Requirements. No issues have been raised (or are currently pending) by any Governmental Authority the adverse determination of which could result in an Encumbrance upon ACZ Assets. No waivers of statutes of limitations as to any tax matters have been given or requested with respect to ACZ. ACZ has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and no person treated as an independent contractor has been reclassified as an employee by any governmental authority. ACZ is not a party to any Tax allocation or Tax sharing agreement. There is no obligation to file Tax Returns in any jurisdiction in which ACZ currently is not filing such Tax Return.

Section 3.20 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of ACZ) pending or, to the Knowledge of the ACZ Parties, threatened against or affecting, the ACZ Assets or ACZ Business, at law or in equity or before or by any Governmental Authority. The ACZ Parties are not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success unless otherwise disclosed herein.

Section 3.21 Employees and Employee Matters:

(a)	Section 3.21 of the ACZ Disclosure Schedule sets forth a true and complete list of all officers and directors, employees, and independent contractors of ACZ employed at the Locations. ACZ has no other employees, independent contractors or agents working at the Locations.

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(b)	There are no pending claims by any employee, independent contractor, agent, former employee, independent contractor or agent against ACZ other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against ACZ arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the Knowledge of the ACZ Parties, threatened, labor disputes, strikes or work stoppages against ACZ, (iv) to the Knowledge of the ACZ Parties, there are no union organizing activities in process or contemplated; and (v) there are no workers’ compensation claims of any nature pending against ACZ including, without limitation, settled claims. To the Knowledge of the ACZ Parties, there are no unasserted or threatened workers’ compensation claims against ACZ.

(c)	All employees and independent contractors who perform services for ACZ which require a license have been duly licensed by the applicable governmental agency in the applicable jurisdiction.

Section 3.22 Employee Benefit Plans. Section 3.22 of the ACZ Disclosure Schedule lists all plans, programs, agreements, commitments, and arrangements maintained by or on behalf of ACZ that provide benefits or compensation to, or for the benefit of, any employee or former employee (the “Plans”). Only employees and former employees (and eligible dependents and beneficiaries of such employees and former employees) participate in the Plans.

Section 3.23 No Liabilities. To the Knowledge of the ACZ Parties, there are no liabilities of ACZ whether or not accrued and whether or not determined or determinable other than as disclosed in the Financial Statements or incurred in the ordinary course of the ACZ Business.

Section 3.24 Brokerage. The ACZ Shareholders have not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

Article IV. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE ACZ SHAREHOLDERS

Each ACZ Shareholder severally represents and warrants to the Company as follows (as to itself and not any other ACZ Shareholder):

Section 4.01 Capacity. The ACZ Shareholder has the power and authority to own or hold the ACZ Purchased Shares held by them. The ACZ Shareholder has the power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 4.02 Execution and Delivery. This Agreement and any other Transaction Documents contemplated by this Agreement has been duly executed and delivered by the ACZ Shareholder and will result in legally binding obligations of the ACZ Shareholder enforceable against it in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

Section 4.03 Corporate Action. The execution and delivery of this Agreement and such other Transaction Documents and the consummation of the transaction have been duly authorized by all necessary corporate action on the part of such ACZ Shareholder, as may be required.

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Section 4.04 No Violation. The execution and delivery of this Agreement, the transfer of the ACZ Purchased Shares held by it, as applicable, and the performance, observance or compliance with the terms of this Agreement by the ACZ Shareholder will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under: any provision of law or any order of any court or other governmental agency applicable to the ACZ Shareholder; the organizational documents of the ACZ Shareholder, if applicable; any provision of any agreement, instrument or other obligation to which the ACZ Shareholder is a party or by which the ACZ Shareholder is bound; or any applicable judgment, writ, decree, order or Laws applicable to the ACZ Shareholder.

Section 4.05 Litigation. There is no pending suit, action, legal proceeding, litigation or governmental investigation of any sort or, to the Knowledge of the ACZ Shareholder after due inquiry, threatened or contemplated, which would: in any manner restrain or prevent the ACZ Shareholder from effectually or legally exchanging the ACZ Purchased Shares held by it in accordance with this Agreement; cause any Encumbrance to be attached to the ACZ Purchased Shares held by it; divest title to the ACZ Purchased Shares held by it; or make the Company or ACZ liable for damages in connection with the transaction contemplated herein.

Section 4.06 Ownership. The ACZ Shareholder is the registered owner of those ACZ Purchased Shares set forth opposite its name on Exhibit A hereto, free and clear of any Encumbrances other than Permitted Encumbrances. The ACZ Shareholder has good and marketable title to the ACZ Purchased Securities, free of all Encumbrances and no person or entity has any agreement or option or right capable of becoming an agreement or option for the purchase from the ACZ Shareholder of any of the ACZ Purchased Shares held by it, and the ACZ Shareholder has good right, full power and absolute authority to sell, transfer and assign all of the ACZ Purchased Shares held by it to the Buyer for the purpose and in the manner as provided for in this Agreement and the ACZ Purchased Shares held by it constitute all of the ACZ Shares owned or controlled, directly or indirectly, by the ACZ Shareholder. The Purchased Securities held by the ACZ Shareholder are not subject to any shareholder, pooling, escrow or similar agreements.

Section 4.07 Finder’s Fees. The ACZ Shareholder has not entered into any agreement that would entitle any person to any valid claim against the Company for a broker’s commission, finder’s fee, or any like payment in respect of the exchange of the ACZ Shares or any other matters contemplated by this Agreement and, in the event that any Person acting or purporting to act for such ACZ Shareholder establishes a claim for any fee from the Company, such ACZ Shareholder severally covenants to indemnify and hold harmless the Company with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

Section 4.08 Investment Representations:

(a)	Investment Purpose. As of the Closing Date, the ACZ Shareholder understand and agree that the consummation of exchange of NHL Exchangeable Preferred Shares for the Parent Shares, as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Parent Shares are being acquired for the ACZ Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. The ACZ Shareholder is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. The ACZ Shareholder.

(c)	Reliance on Exemptions. The ACZ Shareholder understands that the Parent Shares are being offered and sold to the ACZ Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Parent and NHL are relying upon the truth and accuracy of, and the ACZ Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the ACZ Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the ACZ Shareholder to acquire the Parent Shares.

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(d)	Information. The ACZ Shareholder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Parent Shares which have been requested by the ACZ Shareholder. The ACZ Shareholder has been afforded the opportunity to ask questions of the Company. The ACZ Shareholder understands that its investment in the Parent Shares involves a significant degree of risk. The ACZ Shareholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)	Governmental Review. The ACZ Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Parent Shares.

(f)	Transfer or Resale. The ACZ Shareholder understands that upon exchanging the NHL Exchangeable Preferred Shares for Parent Shares (i) the sale or re-sale of the Parent Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless: (a) the Parent Shares are sold pursuant to an effective registration statement under the Securities Act, (b) the ACZ Shareholder shall have delivered to the Parent or its lawful representative, at the cost of the ACZ Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Parent Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Parent, (c) the Parent Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the ACZ Shareholder who agrees to sell or otherwise transfer the Parent Shares only in accordance with this Section 4.08 and who is an Accredited Investor, (d) the Parent Shares are sold pursuant to Rule 144, or (e) the Parent Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the ACZ Shareholder shall have delivered to the Parent, at the cost of the ACZ Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Parent; (ii) any sale of such Parent Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Parent Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Parent nor any other person is under any obligation to register such Parent Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Parent Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. The ACZ Shareholder understands that the Parent Shares, until such time as the Parent Shares have been registered under the Securities Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Parent Shares.

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(h)	Removal. The legend(s) referenced in this Section 4.08 shall be removed and the Parent shall issue a certificate without such legend to the holder of any Parent Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Parent Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides Parent with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Parent Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Parent so that the sale or transfer is affected. The ACZ Shareholder agrees to sell all Parent Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(i)	Residency. As provided for and attested to in Exhibit E, the ACZ Shareholder represents and warrants to the Parent that it is not a resident of the United States and will not be a resident of the United States at the time of Closing, and that they were not in the United States at the time this Agreement was signed and executed.

Section 4.09 Independent Legal Advice. The ACZ Shareholder hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Article V. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

Each of the Parent and NHL represents and warrants to the ACZ Parties as follows, except as set forth in the Company Disclosure Schedule, attached hereto, referencing the applicable Section of this Article V to which such disclosure related and acknowledges and confirms that the ACZ Parties are relying on such representations and warranties in connection with their sale of the Purchased and Controlled Assets, as of the Closing Date, as follows:

Section 5.01 Organization. Parent is validly existing under the laws of the state of Nevada and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. NHL is validly existing under the laws of the Province of Ontario Canada and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Each of the Parent and NHL has the corporate power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder. The Company has delivered to ACZ Shareholders complete and correct copies of the organizational documents of each of the Parent and NHL as of the Closing Date (the “Company Organizational Documents”). The Company has full legal power and authority to carry on the Company Business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Except as set forth in the Company Disclosure Schedule, the Parent does not have any subsidiaries or direct or indirect interest (by way of stock ownership, partnership ownership, joint venture ownership, or otherwise) in any firm, corporation, limited liability company, partnership, association or business other than NHL.

Section 5.02 Due Authorization. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by each of Parent and NHL as applicable and are each a legal, valid and binding obligation of each of them, enforceable against them by the ACZ Parties in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 5.03 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Parent and NHL requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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Section 5.04 No Violation. The execution and delivery of this Agreement and the Transaction Documents to which they are party by each of Parent and NHL and the consummation of the transactions herein provided for will not result in (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Parent or NHL under (whether after giving notice, lapsed time or otherwise): (i) any Contract to which Parent or NHL is a party or by which either they or their respective properties are bound; (ii) any provision of the constituting documents or resolutions of the board of directors and stockholders of the Parent or NHL; (iii) any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Parent or NHL; (iv) any license, permit, approval, consent or authorization held by the Parent or NHL or necessary to the operation of their respective businesses; or (v) any applicable Legal Requirement; or (b) the creation or imposition of any Encumbrance on any of their respective assets.

Section 5.05 Capitalization. As of the Closing Date, the Parent’s authorized capitalization consists of (a) 499,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding and all of which are undesignated. There are currently 26,489,357 shares of Parent Common Stock issued and outstanding. Additionally, the Parent has 4,237,650 granted stock options and warrants to purchase Parent Common Stock. All issued and outstanding Parent Common Stock is legally issued, fully paid, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

Section 5.06 Options or Warrants. Other than as set forth on the Company’s Disclosure Schedules, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.07 Valid Issuance of Stock Consideration. The Exchangeable Shares and the Parent Shares, when issued in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by the ACZ Parties or as set forth in the Articles of Incorporation or Bylaws of the Parent and NHL. Assuming the accuracy of the representations of the ACZ Parties in this Agreement, the Parent Shares will be issued in compliance with all applicable federal, provincial, and state securities laws.

Section 5.08 Assets. The Company is the sole legal and beneficial owners thereof, with a good and marketable title thereto, of the Assets necessary to carry on the business of the Company or the Company has a valid leasehold interest in, or license of, or right to use, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including the right to any commissions associated with the business of the Company. No Related Party owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the business carried on by the Company.

Section 5.09 Real Property. The Company does not own any real property.

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Section 5.10 Insurance. The Company has acquired appropriate insurance against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Section 5.10 of the Company Disclosure Schedule sets forth all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number, and any pending claims thereunder) maintained by the Company or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Assets of the Company. The Company is not in default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Company has provided a true copy of each insurance policy referred to in Section 5.10 of the Company Disclosure Schedule to the ACZ Shareholders.

Section 5.11 No Expropriation. No part of the Assets of the Company has been taken or expropriated by any federal, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is the Company aware of any intent or proposal to give any such notice or commence any such proceedings.

Section 5.12 Compliance with Legal Requirements: Licenses. The Company has complied with all Legal Requirements applicable to it. Section 5.12 of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, and all applications therefore (the “Company Licenses”) held by or granted to the Company, and there are no other licenses, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the business of the Company or to own or lease any of the Company’s Assets. Each Company License is valid, subsisting and in good standing and the Company is not in default or breach of any Company License and, to the Knowledge of the Company Parties, no proceeding is pending or threatened to revoke or limit any Company License. The Company has provided a true and complete copy of each Company License and all amendments thereto to the ACZ Shareholders.

Section 5.13 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any Governmental Approvals of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement under any Contract relating to the Company to which the Company is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

Section 5.14 Absence of Changes. Since the date of the most recent Company Financial Statement, the Company has carried on its business only in the ordinary and normal course consistent with past practice and there has not been:

(a)	any Material Adverse Effect,

(b)	any damage, destruction or loss (whether or not covered by insurance) affecting the Assets of the Company,

(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than those incurred in the ordinary and normal course of the business of the Company and consistent with past practice,

(d)	any labor trouble adversely affecting the Company or its business,

(e)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Assets of the Company, other than sales of inventory to customers in the ordinary and normal course of the business of the Company,

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(f)	any sale, assignment, license or other transfer of any Intellectual Property, other than in the ordinary and normal course of business,

(g)	any forward purchase commitments in excess of the requirements of the ACZ Business for normal operating inventories or at prices higher than the current market prices,

(h)	any forward sales commitments other than in the ordinary and normal course or any failure to satisfy any accepted order for goods or services,

(i)	any change in the credit terms offered to customers of, or by suppliers to, the Company,

(j)	any delay or postponement of the payment of accounts payable outside the ordinary course of the Company; or

(k)	any charge of any fees to customers by electronic transfer in advance of their normal due dates.

Section 5.15 Tax Matters. All Taxes due and payable by the Company for any period ending prior to the Closing Date have been paid in ful1, except for those current taxes not yet due. There are no federal, state provincial, or local tax Encumbrances upon any of the Company Assets. All Tax Returns required to be filed by or with respect to the Company prior to the Closing Date have been filed and all Taxes due as shown thereon have been paid. All such Tax Returns are true, correct, and complete and accurately set forth all items to the extent required to be reflected or incurred in such Tax Returns by applicable Legal Requirements. No issues have been raised (or are currently pending) by any Governmental Authority the adverse determination of which could result in an Encumbrance upon the Company Assets. No waivers of statutes of limitations as to any tax matters have been given or requested with respect to the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and no person treated as an independent contractor has been reclassified as an employee by any governmental authority. The Company is not a party to any Tax allocation or Tax sharing agreement. There is no obligation to file Tax Returns in any jurisdiction in which the Company currently is not filing such Tax Return.

Section 5.16 Information. The information concerning the Company set forth in this Agreement and the Company Disclosure Schedule is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.17 SEC Reports; Securities Law Compliance. The Parent has filed with or furnished to the SEC on a timely basis all reports, forms, schedules and other documents required to be filed or furnished, as the case may be, by the Parent (collectively, the “Parent SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents and, to the Knowledge of the Company, none of the Parent SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of the Company. The Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC.

Section 5.18 Brokerage. Neither Parent nor NHL has dealt with, and neither is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

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Article VI. CONDITIONS TO CLOSING

Section 6.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing,

(b)	There shall not be any Action brought by a third-Party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing, and

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

Section 6.02 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of ACZ to the Company’s satisfaction in the Company’s sole discretion,

(b)	at the time of the Closing, ACZ will have no liabilities, contingent or otherwise, other than as shown in the Final Closing Balance Sheet unless such liabilities have been specifically agreed to by the Company in writing,

(c)	the Closing shall not result in ACZ being debarred or losing its status with any third-Party or government payor for the provision of medical product manufacturing.,

(d)	The representations and warranties made by the ACZ Parties in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement,

(e)	All ACZ Assets, are free and clear of all Encumbrances, other than in respect of the Long-Term Debt and Permitted Encumbrances, with ACZ having the full right, title, privileges, claims and interest in, whether owned or leased, real or personal, tangible or intangible,

(f)	Each of the ACZ Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such ACZ Parties prior to or at the Closing,

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(g)	The Consents shall have been delivered to the Company,

(h)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby,

(i)	The ACZ Parties shall each have approved this Agreement and the transactions contemplated herein,

(j)	All consents, approvals, waivers, or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of ACZ after the Closing Date on the basis as presently operated shall have been obtained,

(k)	The Non-Compete Agreements shall have been executed, and

(l)	The Company shall have received all required regulatory approvals (including the Nasdaq Stock Market LLC) and shareholder approval, if required, in respect of the Transaction.

Section 6.03 Conditions to the Obligations of the ACZ Parties. The obligations of the ACZ Parties to consummate the Closing are subject to the satisfaction (or waiver by any of the ACZ Parties), at or before the Closing Date, of the following conditions:

(a)	the ACZ Parties shall have completed their due diligence investigation of the Company to the ACZ Parties’ satisfaction in their sole discretion,

(b)	The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement,

(c)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing,

(d)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby,

(e)	The Company’s Board of Directors shall have approved this Agreement and the transactions contemplated herein,

(f)	GB and IS shall be appointed to the Company’s Board of Directors,

(g)	The Company Board of Director Nomination Rights shall be duly executed, and

(h)	The Management Agreements for Grant Bourdeau and Indrajit Sinha shall have been executed.

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Article VII. CLOSING DELIVERABLES

Section 7.01 Delivery of Books and Records. At the Closing, the ACZ Parties shall deliver to the Company, all organizational documents, books of account, contracts, records, and all other books or documents of ACZ now in the possession of ACZ.

Section 7.02 Third Party Consents and Certificates. The Company and the ACZ Parties agree to cooperate with each other in order to obtain any required third-Party consents, including the Consents, to this Agreement and the transactions herein contemplated.

Section 7.03 Access to Properties and Records. Prior to the Closing Date, or the earlier termination of the LOI in accordance with its terms, each of the Parties will each afford, to the officers, partners and authorized representatives of the other, full access to the properties, books and records of the Company or ACZ, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or ACZ, as the case may be, as the other shall from time to time reasonably request.

Section 7.04 Actions Prior to Closing. From and after the LOI Effective Date, until the Closing Date and except as set forth in the Company Schedules, if any, or the ACZ Schedules, or as permitted or contemplated by the LOI and this Agreement, the Company and ACZ, respectively, will each:

(a)	carry on its business in substantially the same manner as it has heretofore,

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty,

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it,

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business,

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers, and

(f)	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

Section 7.05 Limitations on Actions. From and after the LOI Effective Date until the Closing Date, except as required by this Agreement neither the Company nor ACZ will:

(a)	make any changes in their charter documents, except as contemplated by this Agreement,

(b)	enter into or amend any contract, agreement, or other instrument of any of the types described in such Party’s schedules, except that a Party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or

(c)	sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

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Section 7.06 Documents to be Delivered by the ACZ Parties at the Closing. At the Closing, the ACZ Parties shall deliver:

(a)	a Certificate of Status, dated within 7 business days of the Closing Date, certifying the good standing and legal existence of ACZ applicable to this Agreement, issued by the appropriate authority of the Province of Ontario, and

(b)	the Management Agreements for Grant Bourdeau and Indrajt Sinha, duly executed (Exhibit C), and

(c)	the Non-Compete Agreements for Grant Bourdeau, Indrajit Sinha, and Derrick Bourdeau, duly executed (Exhibit D); and

(d)	the Non-U.S. Person Certifications for Grant Bourdeau, Indrajit Sinha, and Derrick Bourdeau, duly executed (Exhibit E); and

(e)	such other documents and items as may reasonably be requested by the Company to effect the transactions contemplated hereunder.

Section 7.07 Documents to be Delivered by the Company at the Closing. At the Closing, the Company shall deliver to the ACZ Parties or certain other parties as set forth herein:

(a)	a certificate of the Secretary of Buyer, dated within 7 business of the Closing Date, in form and substance satisfactory to the ACZ Parties attaching and certifying a certificate of good standing and legal existence for (1) the Parent, by the Secretary of State of the State of Nevada; and (2) a Certificate of Status for NHL, by the proper Ontario province authority, and

(b)	the NHL Exchangeable Preferred Share Terms, as provided for in Section 2.03 (Exhibit B); and

(c)	the Management Agreements for Grant Bourdeau and Indrajit Sinha, duly executed (Exhibit C), and

(d)	the Non-Compete Agreements for Grant Bourdeau, Indrajit Sinha, and Derrick Bourdeau, duly executed (Exhibit D); and

(e)	the Board Nomination Rights, duly executed (Exhibit F); and

(f)	such other documents and items as may reasonably be requested by the ACZ Parties to effect the transactions contemplated hereunder including release of personal guarantees from RT’s lawyers or absolute indemnification, by the Company, to the Guarantors.

Article VIII. INDEMNIFICATION

Section 8.01 Indemnification of Parent and NHL. The ACZ Parties (the “ACZ Indemnifying Party”) hereby agree, jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the ACZ Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third Parties with respect to the business or operations of ACZ (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

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Section 8.02 Indemnification of the ACZ Parties. The Parent and NHL (the “Company Indemnifying Party”) hereby agree, jointly and severally, to indemnify and hold harmless to the fullest extent permitted by applicable law the ACZ Parties and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “ACZ Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any ACZ Indemnified Party as a result of or in connection with any breach or inaccuracy of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03 Third Party Claims. With respect to any Third-Party Claims:

(a)	An Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any Third-Party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 8.01 or Section 8.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 8.01 or Section 8.02, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.

(b)	In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.1 or Section 8.2 are applicable to such Action and the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of this Article VIII and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 8.03(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named Parties to any such Third-Party Claim (including any impleaded Parties) include an Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

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(d)	If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 8.03(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)	If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 8.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s Income Tax) other than the monetary claim of the third Party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 8.04 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If all Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

Section 8.05 Cooperation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

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Section 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)	The ACZ Shareholders shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $50,000, in which event ACZ Shareholders shall be required to pay or be liable for all such Losses from the first dollar;

(b)	The aggregate amount of all Losses for which the ACZ Shareholders shall be liable under Section 8.01 shall not exceed the Adjusted Purchase Price;

(c)	The ACZ Shareholders can elect to satisfy their obligations to the Company Indemnified Parties by surrendering Exchangeable Shares and/or Parent Shares for cancellation at a value of $3.91 per share and the Company Indemnified Parties shall have no recourse against any other assets of the ACZ Shareholders where the value of the securities surrendered exceeds the Losses for which the ACZ Shareholders are liable;

(d)	The aggregate amount of all Losses for which the Company shall be liable under Section 8.02 shall not exceed the Adjusted Purchase Price; and

(e)	An Indemnified Party is not entitled to double recovery for any Losses though they may have resulted from the breach, inaccuracy, or failure to perform of more than one of the representations, warranties, covenants, or obligations of the Indemnifying Party to this Agreement or be based on different theories of liability or causes of action, including, for certainty that, no claim may be made under this Article VIII in respect of any amount that has been accounted for in the Closing Working Capital.

Section 8.07 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-Party reimbursement actually received.

Section 8.08 Time Limit. The obligations of the ACZ Indemnifying Party and the Company Indemnifying Party under Section 8.01and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Article IX. DISPUTE RESOLUTION

Section 9.01 Arbitration:

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

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(c)	The laws of the Province of Ontario shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the Province of Ontario applicable to a contract negotiated, signed, and wholly to be performed in the Province of Ontario, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Ontario in accordance with and under the then-current provisions of the rules of the Arbitration Act of 1991, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Ontario to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any Party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Waiver of Jury Trial; Exemplary Damages:

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED, INCLUDING THE COMMITMENT LETTER, THE FEE LETTER, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Article X. DEFAULT

Section 10.01 Default by the Company. If the Company fails to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by the Company, then the Company shall be in default hereunder (such event, a “Company Default”). In the event of a Company Default, the ACZ Parties shall be entitled to bring an action for specific performance of this Agreement or proceed against the Company for payment for any damages actually incurred by the ACZ Parties as a result of such Company Default.

Section 10.02 Default by the ACZ Parties. If the ACZ Parties fail to perform any of its obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of ACZ Parties set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by ACZ Parties, then ACZ Parties shall be in default hereunder (such event, an “ACZ Parties Default”). In the event of an ACZ Parties Default, the Company shall be entitled to bring an action for specific performance of this Agreement or proceed against the ACZ Parties for payment for any damages actually incurred by the Company as a result of such ACZ Parties Default.

Article XI. MISCELLANEOUS

Section 11.01 Brokers. The Company and the ACZ Parties agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. The Company and the ACZ Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the Indemnifying Party and such third person, whether express or implied from the actions of the Indemnifying Party.

Section 11.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the Province of Ontario, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the province or federal courts of Canada with jurisdiction in Ontario. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 11.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to NHL:

Novo Healthnet Limited

Attn: Robert Mattacchione, Chairman

119 Westcreek Drive, Suite 1

Woodbridge, Ontario Canada L4L 9N6

Email: robm@iccglobalgroup.com

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If to Novo Integrated Sciences, Inc.:

Novo Integrated Sciences, Inc.

Attn: Robert Mattacchione, CEO

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

Email: Robert.mattacchione@novointegrated.com

For Both NHL and the Parent, with a copy, which shall not constitute notice, to:

Anthony L.G. PLLC

Attn: Laura Anthony, Esq.

625 N. Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Email: lanthony@anthonypllc.com

If to ACZ:

Acenzia Inc.

Attn: Grant Bourdeau, Co-Founder

1580 Rossi Drive

Oldcastle, Ontario, Canada N9G 0B3.

Email: grant.bourdeau@acenzia.com

and, if to any of the ACZ Shareholders, to the address as set forth below their signatures on the signature page hereof.

(a)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(b)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 11.04 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties, or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 11.05 Independent Legal Advice. Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

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Section 11.06 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 11.07 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 11.08 Public Announcements and Filings. Until the Closing Date, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement, or press release to the general public, to the trade, to the general trade or trade press, or to any third Party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Parent is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). In addition, the Parties acknowledge and agree that information related to this Agreement and the transactions contemplated herein shall be provided to prospective investors in the Parent or NHL, on a confidential basis.

Section 11.09 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 11.10 Third Party Beneficiaries. This contract is strictly between the Parent, NHL, and the ACZ Parties; and, except as specifically provided, no other Person and no director, officer, partner, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 11.11 Expenses. Except as otherwise specifically set forth herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries, and independent accountants) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 11.13 Arm’s Length Bargaining: No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by Parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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Section 11.14 Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 11.15 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty, or covenant in this Agreement where its application is reasonably apparent on the face of the disclosure, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third Party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 11.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 11.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the ACZ Parties, the Parent and NHL shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 11.18 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 11.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.20 Force Majeure. No Party shall be liable for any failure or delay in its performance under this Agreement due to causes or events beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, international trade embargoes, labor shortages or disputes, and governmental actions, which are beyond its reasonable control; provided that the delayed Party: (i) gives the other Party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed Party’s time for performance or cure under this Section 11.20 shall be extended for a period equal to the duration of the cause or sixty (days), whichever is less.

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Section 11.21 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein may be consummated as originally contemplated to the greatest extent possible.

Section 11.22 Common Share Pro-Rata Adjustment. Any Parent Common Stock that may be issued or stock options that may be granted to the ACZ Parties under the terms and conditions of this Agreement are subject to pro-rata adjustment based on the Parent’s Board of Directors approval of any forward or reverse stock split.

Section 11.23 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first-above written.

Novo Integrated Sciences, Inc.

By:	/s/ Robert Mattacchione
Robert Mattacchione, CEO

Novo Healthnet Limited

By:	/s/ Robert Mattacchione
Robert Mattacchione, Chairman

Acenzia Inc.

By:	/s/ Grant Bourdeau
Grant Bourdeau
Co-President/Co-Founder

Ambour Holdings Inc.

By:	/s/ Grant Bourdeau
Grant Bourdeau, CEO/President
Address:	Ontario Canada
Email:
Phone:

Avec8 Holdings Inc.

By:	/s/ Indrajit Sinha
Indrajit Sinha, CEO/President
Address:	Ontario, Canada
Email:
Phone:

[Signatures Continue on Following Page]

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Indrajit Sinha, an Individual Canadian Citizen

By:	/s/ Indrajit Sinha
Indrajit Sinha
Address:	Ontario, Canada
Email:
Phone:

Grant Bourdeau, an Individual Canadian Citizen

By:	/s/ Grant Bourdeau
Grant Bourdeau
Address:	Ontario, Canada
Email:
Phone:

Derrick Bourdeau, an Individual Canadian Citizen

By:	/s/ Derrick Bourdeau
Derrick Bourdeau
Address:	Ontario, Canada
Email:
Phone:

[End of Signature Pages]

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EXHIBIT A

ACZ Shareholder’s Percent Ownership,

NHL Exchangeable Preferred Shares Issued and

Novo Integrated Sciences, Inc. Allotted Common Stock Ledger

NOTE: Based on the Adjusted Purchase Price of $14,884,039.47, divided by $3.91/share allotted as of the Calculation Time. Subject to change within 90 days from Closing of the ACZ SEA based on Closing Working Capital determination and the audited Final Closing Balance Sheet

ACZ Shareholder	Class 1 Common	Class 2 Common	Class 3 Common	Class A Special	Class B Special	Class C Special	Class D Special	% of ACZ Owned (Percent)	NHL Exchangeable Preferred shares to be Issued (100 Total)	Novo Integrated Sciences Restricted Common Shares Allotted for Exchange
Ambour Holdings Inc.						625,000		3.55%	3.55	135,136
Avec8 Holdings Inc.							773,000	4.39%	4.39	167,112
Idrajit Sinha		3,000	100	7,438,258				42.49%	42.49	1,617,450
Grant Bourdeau	100	3,000		6,969,050	617,208			43.33%	43.33	1,649,426
Derrick Bourdeau		800		525,000	561,777			6.24%	6.24	237,536
TOTAL									100	3,806,660

Initials:	RM	RM	GB	GB	GB	IS	IS	DB
	RM, NVOS	RM, NHL	GB, ACZ	GB, Ambour	GB, Ind	IS, Avec8	IS, Ind	DB, Ind